Exhibit 3.2

AMENDMENT NO. 1
TO
SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
NGL ENERGY HOLDINGS LLC

This Amendment No. 1 (the “Amendment”) to Second Amended and Restated Limited Liability Company Agreement (the “Agreement”) of NGL Energy Holdings LLC (the “Company”), dated as of January 3, 2012, is by and among NGL Holdings, Inc., a Delaware corporation (“NGL Holdings”), KrimGP2010, LLC, an Oklahoma limited liability company (“Krimbill GP”), Atkinson Investors, LLC, a Texas limited liability company (“Atkinson”), Infrastructure Capital Management, LLC, a New York limited liability company (“ICM”) Coady Enterprises, LLC, an Illinois limited liability company (“Coady Enterprises”), Thorndike, LLC, an Illinois limited liability company (“Thorndike”), SemStream, L.P., a Delaware limited partnership (“SemStream”) and the other Members identified on the signature pages hereto.

WHEREAS, the Members desire to grant certain rights to Frank Mapel as a Board Observer;

WHEREAS, the Members desire to amend the Agreement as more fully described in this Amendment;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Section 1.01                                Defined Terms.  Each capitalized term used and not otherwise defined in this Amendment shall have the meaning given such term in the Agreement.  Unless otherwise indicated, all section references in this Amendment refer to sections of the Agreement.

Section 2.01                                Amendment to Section 1.01.  The definition of “Requisite Ownership Threshold” is hereby amended and restated in its entirety to read as follows:

“Requisite Ownership Threshold” means, (i) with respect to any Designating Member (excluding SemStream), an aggregate number of Units held by such Member and its Affiliates which equal an Ownership Percentage of not less than 10%, (ii) with respect to SemStream, an aggregate number of Partnership Units of not less than 2,500,000 (subject to adjustment for unit split, reverse split and similar transaction), and (iii) with respect to Frank Mapel, direct or indirect ownership of an aggregate number of Partnership Units of not less than 100,000 (subject to adjustment for unit split, reverse split and similar transaction); provided, that the number of Partnership Units “indirectly” owned by Mr. Mapel through his ownership in an entity that owns Partnership Units shall be determined by multiplying the number of Partnership Units owned by such entity by the percentage of Mr. Mapel’s ownership in such entity.

Section 3.01                                Amendments to Section 9.02(c).

(a)                                  The first sentence of Section 9.02(c) is hereby amended and restated in its entirety to read as follows:

For so long as each Designating Member is permitted to designate a Representative in accordance with Section 9.02(b), each Designating Member (other than SemStream) shall be permitted to designate up to two natural persons to serve as observers to the Board and for so long as Frank Mapel holds the Requisite Ownership Threshold, he shall be permitted to serve as an observer to the Board (each, a “Board Observer”).

(b)                                 The third sentence of Section 9.02(c) is hereby amended and restated in its entirety to read as follows:

Except for Mr. Mapel, who may be present at each meeting of the Board that may be attended by all Directors, Board Observers may be present at each meeting of the Board in which the Director designated by such Member may attend, whether or not such Director attends such meeting; provided, however, that Board Observers shall not be entitled to attend any portion of a meeting of the Board that would constitute, or be deemed to constitute, a waiver of the attorney-client privilege. Board Observers shall have no right to vote, consent or take any other action at any meeting of, or with respect to any action before, the Board.

Section 4.01                                Counterparts.  This Amendment may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.  Each party shall become bound by this Amendment immediately upon affixing its signature hereto.

Section 5.01                                Ratification.  Except as expressly amended this Amendment, the Agreement is in all respects ratified and confirmed and all of the terms and conditions and provisions of the Agreement shall remain in full force and effect.

Section 6.01                                Applicable Law.  This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

[signature pages follow]

2

IN WITNESS WHEREOF, the Members have executed this Amendment as of the date first set forth above.

MEMBERS:

NGL HOLDINGS, INC.

By:	/s/ William A. Zartler
William A. Zartler
President

KRIMGP2010, LLC

By:	/s/ H. Michael Krimbill
H. Michael Krimbill
Manager

ATKINSON INVESTORS, LLC

By:	/s/ Bradley K. Atkinson
Bradley K. Atkinson
President

INFRASTRUCTURE CAPITAL MANAGEMENT, LLC

By:	/s/ Jay D. Hatfield
Jay D. Hatfield
Managing Member

COADY ENTERPRISES, LLC

By:	/s/ Shawn Coady
Shawn Coady
Member

[Amendment No. 1 to Second Amended and Restated Limited Liability Company Agreement]

THORNDIKE, LLC

By:	/s/ Todd Coady
Todd Coady
Member

SEMSTREAM, L.P.

By: SemOperating G.P., L.L.C., as general partner

By: SemGroup Corporation, as sole member

By:	/s/ Norman J. Szydlowski
Norman J. Szydlowski
President and Chief Executive Officer

DAVID EASTIN

/s/ David Eastin

STANLEY A. BUGH

/s/ Stanley A. Bugh

ROBERT R. FOSTER

/s/ Robert R. Foster

BRIAN K. PAULING

/s/ Brian K. Pauling

[Amendment No. 1 to Second Amended and Restated Limited Liability Company Agreement]

STANLEY D. PERRY

/s/ Stanley D. Perry

STEPHEN D. TUTTLE

/s/ Stephen D. Tuttle

CRAIG S. JONES

/s/ Craig S. Jones

DANIEL POST

/s/ Daniel Post

MARK MCGINTY

/s/ Mark McGinty

SHARRA STRAIGHT

/s/ Sharra Straight

[Amendment No. 1 to Second Amended and Restated Limited Liability Company Agreement]